       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY , 2002

                                               Registration No. 333 -



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 --------------

                             VISUAL DATA CORPORATION
             (Exact name of registrant as specified in its charter)

              Florida                                          65-0420146
   (State or other jurisdiction                             (I.R.S. Employer
 of incorporation or organization)                         Identification No.)

                                                         1291 SW 29th Avenue

                          Pompano Beach, Florida 33069
                                 (954) 917-6655
            (Name, address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                              Randy S. Selman, CEO
                             Visual Data Corporation
                               1291 SW 29th Avenue
                          Pompano Beach, Florida 33069
                                 (954) 917-6655
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                             Joel D. Mayersohn, Esq.
                              Atlas Pearlman, P.A.
                           350 East Las Olas Boulevard
                                   Suite 1700
                         Fort Lauderdale, Florida 33301
                            (954) 763-1200 telephone
                            (954) 766-7800 telecopier

         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


                                                                                            Proposed               Proposed
                                                                 Title of each              maximum                maximum
Class of securities of                    Amount to be           offering price             aggregate               amount
   to be registered                        registered             per security           offering price(1)      registration fee
----------------------                    ------------           --------------          -----------------      ----------------
Common Stock(2)                            7,773,898                 $0.40                $3,109,559                  $290

Total Registration Fee


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 (the "Securities Act") based on the average of the high and low sale price of the common stock as reported on the Nasdaq National Market on May 15, 2002.

(2) For purposes of estimating the number of shares of the registrant's common stock to be included in this registration statement, the registrant included up to 1,003,758 shares of common stock issuable upon the exercise of outstanding options and warrants and 6,770,140 shares of its common stock presently issued and outstanding. Pursuant to Rule 416, there are also being registered such additional number of shares as may be issuable as a result of the anti-dilution provisions of the warrants and options.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                   SUBJECT TO COMPLETION, DATED MAY __, 2002


                             VISUAL DATA CORPORATION

                        7,773,898 shares of common stock



         This prospectus relates to 7,773,898 shares of our common stock which may be offered by certain selling security holders, which includes 1,003,758 shares of our common stock issuable upon the exercise of currently outstanding options and warrants at exercise prices ranging from $0.50 to $12.50 per share.

         We will not receive any proceeds from the sale of shares of our common stock offered hereunder. The shares may be offered in transactions on the Nasdaq Stock Market, in negotiated transactions, or through a combination of such methods of distribution at prices relating to the prevailing market prices or at negotiated prices. See "Plan of Distribution."

          Our common stock is traded on the Nasdaq Stock Market under the trading symbol "VDAT". On May 15, 2002, the last sale price for our common stock was $0.40.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is ____________ , 2002

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Business..................................................................  3

Risk Factors..............................................................  7

Cautionary Statement about Forward-Looking Information.................... 13

Use of Proceeds........................................................... 13

Description of Common Stock............................................... 13

Selling Security Holders.................................................. 14

Plan of Distribution...................................................... 22

Where You Can Find More Information....................................... 24

Legal Matters............................................................. 25

Experts................................................................... 25

          The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                    BUSINESS

         We are a full service broadband media company that specializes in webcasting, networking solutions for the entertainment industry and marketing solutions for the travel industry. For the year ended September 30, 2001, we reported revenues from continuing operations of $6,908,043 and a net loss of $11,552,745 and for the year ended September 30, 2000, we reported revenues from continuing operations of $5,862,465 and a net loss of $11,401,583. For the six months ended March 31, 2002 we reported revenues from continuing operations of $4,036,795 and a net loss of $7,361,293.

         We offer our products and services through three operating groups:

         * VISUAL DATA NETWORK SOLUTIONS GROUP, which is comprised of our subsidiary Entertainment Digital Network, Inc. (EDNET), provides connectivity within the entertainment and advertising industries through its private network, which encompasses production and post-production companies, advertisers, producers, directors, and talent. The network enables high-speed exchange of high quality audio, compressed video and multimedia data communications, utilizing long distance carriers, regional phone companies, satellite operators, and major Internet Service Providers (ISP). The Networking Solutions Group also provides systems integration and engineering services, application-specific technical advice, audio equipment, proprietary and off-the-shelf codecs, teleconferencing equipment, and other innovative products to facilitate our broadcast and production applications.

                  Based in San Francisco, EDNET develops and markets integrated systems for the delivery, storage and management of professional quality digital communications for media-based applications, including audio and video production for the North American advertising and entertainment industries. EDNET has established a private wide-area network (WAN) through strategic alliances with long distance carriers, regional telephone companies, satellite operators and independent fiber optic telecommunications providers, which enables the exchange of high quality audio, compressed video and multimedia data communications. EDNET provides engineering services, application-specific technical advice, and audio, video and networking hardware and software as part of its business.

                  Our Networking Solutions Group manages an expanding global network of over 500 North American affiliates, and nearly 200 international associates, in cities throughout the United States, Canada, Mexico, Europe, and the Pacific Rim. Our Networking Solutions Group, which represented approximately 57% and 71% of our revenues from continuing operations for the years ended September 30, 2001 and 2000, respectively, and approximately 44% of our revenues from continuing operations for the six months ended March 31, 2002, generates revenues from the sale of equipment, installation of equipment, performance or bridging services and usage of bandwidth.

         * VISUAL DATA WEBCASTING GROUP which provides an array of corporate-oriented, web-based media services to the corporate market including live audio and video webcasting, packaged corporate announcements, and information distribution (Internet, broadcast TV and radio) for any business entity, and can provide point-to-point audio and video transport worldwide. Our Webcasting Group was created to provide a cost effective means for corporations to broadcast analyst conference calls live, making them available to the investing public, the media and worldwide to anyone with Internet access. We market the products through a direct sales channel, and in conjunction with our business partners. Each webcast can be archived for replay for an additional fee and the archived material can be accessed through a company's own web site. Major corporations and small businesses are hiring us to produce live webcasts and custom videos for the web to communicate corporate earnings announcements, conference calls on the web, speeches on demand, product launches, internal training, corporate video news and profiles, crisis communications, visual trade shows, and basic online multimedia fulfillment.

                  Significant to this business division is our strategic partnership with the Internet's leading press release service, PR Newswire, providing a global sales force to promote our broadband corporate services packages. We also completed development of a suite of trade show related broadband media services including a "Virtual Exhibit Hall", rich-video filming, key-note speaker interview vignettes, and conference webcasting, all of which have the benefit of extending the life of a trade show, a highly attractive proposition for show producers and exhibitors alike. Our Webcasting Group, which represented approximately 29% and 17% of our revenues from continuing operations for the years ended September 30, 2001 and 2000, respectively, and approximately 48% of our revenues from continuing operations for the six months ended March 31, 2002, generates revenues through production and distribution fees.

         * VISUAL DATA TRAVEL GROUP which produces high quality, Internet-based multi-media streaming videos such as hotel, resort, golf facility, travel destination and time-share productions designed to keep a high level of viewer interest. These concise, broadband-enabled "vignettes" generally have running times from two to four minutes. In addition to the high-end vignettes, we offer a commercial on the web which consists of a two minute narrated photo presentation of corporate properties. By incorporating the services of many of the largest travel and leisure websites, we believe we have created a unique distribution channel for travel industry businesses such as hotel chains and golf courses to significantly augment their marketing programs using highly effective multi-media applications. In March 2002 we launched our multimedia broadband travel portal, Travelago (TM) at www.travelago.com. The new Travelago portal hosts more than 22,000 video clips, including thousands of destinations, hotels, time share resorts, cruise ships, local attractions and golf courses, as well as information on local entertainment and nightlife. Video clips hosted at the Travelago portal include almost 2,000 designations, over 900 hotels, 80 cruise ships and hundreds of attractions and other venues, all of which are in multiple formats and speeds.

                  The Visual Data Travel Group, which represented approximately 9% and 7% of our revenues from continuing operations for each of the years ended September 30, 2001 and 2000, respectively, and approximately 8% of our revenues from continuing operations for the six months ended March 31, 2002, generates revenues from production and distribution fees. We own or co-own virtually all the content we create, which we believe provides us with desirable content for syndication.

Sales and marketing

         We use a variety of marketing methods, including our internal sales force, to market our products and services. One key element of our marketing strategy has been to enter into distribution agreements with recognized leaders in each of the markets for our products and services. By offering our products and services in conjunction with the distributors products, we believe these distribution agreements enable us to take advantage of the particular distributors' existing marketing programs, sales forces and business relationships. Contracts with these distributors generally range from one to two years. For the fiscal years ended September 30, 2001 and 2000, respectively, revenues from our agreements with PR Newswire have represented approximately 26% and 17% of our revenues from continuing operations, and revenues from our agreements with PR Newswire represented approximately 20% of our revenues from continuing operations for the six months ended March 31, 2002. Our agreement with PR Newswire may be terminated on short notice. See Risk Factors below. Other than this agreement, no other agreement with a distributor has represented more than 10% of our revenues during this period.

Discontinued operations

         During the fiscal year ended September 30, 2001 we had two additional operating groups, the Visual Data Financial Solutions Group and the Visual Data Golf, Leisure and Syndication Group. The Financial Solutions Group was established in November 1999 to address the information needs of the financial sector. For the fiscal years ended September 30, 2001 and 2000 it represented less than 1% of our revenues. The Golf, Leisure and Syndication Group was formed in December 2000 with the acquisition of the Golf Society of the U.S. which is a membership business that markets to the golfing community. Its members are provided with the opportunity to acquire equipment, greens fees, trips and various other benefits at a discounted price. While the Golf, Leisure and Syndication Group represented approximately 19% of our total revenues for the fiscal year ended September 30, 2001, its operations represented approximately 23% of our net loss for fiscal 2001. In December 2001 we determined to discontinue the operations of both the Financial Solutions Group and the Golf, Leisure and Syndication Group as a result of their adverse impact on our financial condition and in keeping with our overall strategic plan. In January 2002 we sold the stock of the Golf Society of the U.S. to an unaffiliated third party in exchange for a $6.5 million convertible debenture. The revenues and net losses from Financial Solutions Group and the Golf, Leisure and Syndication Group are included under discontinued operations on our consolidated financial statements for the years ended September 30, 2001 and 2000 and the six months ended March 31, 2002.

         We have fully reserved the $6.5 million convertible debenture issued to us by Golf Society International, Inc. (GSI) as part of GSI's January 2002 acquisition of all of the outstanding capital stock in our Golf Society of the U.S. subsidiary. We determined to fully reserve the debenture, as well as filing a civil lawsuit against GSI and the President/CEO of GSI, in response to GSI's default in April 2002 on an additional obligation to us, plus other recent actions by GSI and its management.

Our executive offices

         Our executive offices are located at 1291 SW 29th Avenue, Pompano Beach, Florida 33069. Our telephone number at that location is (954) 917-6655.

                                  RISK FACTORS

         Before you invest in our securities, you should be aware that there are various risks. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. You should consider carefully these risk factors, together with all of the other information included in or incorporated by reference into this prospectus before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

WE HAVE AN ACCUMULATED DEFICIT AND WE ANTICIPATE CONTINUING LOSSES WHICH WILL RESULT IN SIGNIFICANT LIQUIDITY AND CASH FLOW PROBLEMS.

         We have incurred operating losses since our inception and we have an accumulated deficit of $47,084,622 at March 31, 2002. For the years ended September 30, 2001 and 2000, we incurred net losses of $11,552,745 and $11,401,583, respectively, and for the six months ended March 31, 2002 we reported a net loss of $7,361,293. Our operating expenses have increased and we continue to incur significant operating losses. Our liquidity has substantially diminished because of these continuing operating losses. Our future profitability will depend on substantial increases in revenues from operations. There can be no assurance that future revenues will grow sufficiently to generate a positive cash flow or otherwise enable us to be profitable. We will experience significant liquidity and cash flow problems which will require us to raise additional capital to continue operations if we are not able to substantially increase our revenues. We cannot guarantee that future revenues will grow sufficiently to generate positive cash flow or otherwise enable us to become profitable.

WE CANNOT PREDICT OUR FUTURE REVENUES OR WHETHER OUR PRODUCTS WILL BE ACCEPTED. IF THE MARKETS FOR OUR PRODUCTS AND SERVICES DO NOT DEVELOP, OUR FUTURE RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED.

         Revenues from our products and services have been limited. We reported revenues from continuing operations of $6,908,043 and $5,862,465 for the years ended September 30, 2001 and 2000, respectively, and revenues from continuing operations of $4,036,795 for the six months ended March 31, 2002. In addition, the markets for our products and services have only recently begun to develop, are rapidly evolving and are increasingly competitive. Demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. It is difficult to predict whether, or how fast, these markets will grow. We cannot guarantee either that the demand for our products and services will continue to develop or that such demand will be sustainable. If the market develops more slowly than expected or becomes saturated with our competitors' products and services, or do not sustain market acceptance, our business, operating results, and financial condition will be materially and adversely affected.

WE WILL NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL AS NEEDED, THE FUTURE GROWTH OF OUR BUSINESS AND OPERATIONS WILL BE SEVERELY LIMITED.

         Historically, our operations have been financed primarily through the issuance of equity and debt. Our acquisition and internal growth strategy requires substantial capital investment. Capital is typically needed not only for the acquisition of additional companies, but also for the effective integration, operation and expansion of these businesses. Capital is also necessary for the production and marketing of additional on-line multi-media libraries. Our future capital requirements, however, depend on a number of factors, including our ability to grow our revenues and manage our business. Our growth will depend upon our ability to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of our equity securities in private or public transactions.

         If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of Visual Data held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing operations can be obtained on suitable terms, if at all. Our ability to continue our growth and acquisition strategy could suffer if we are unable to raise the additional funds on acceptable terms which will have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.

ALL OF OUR ASSETS SERVE AS COLLATERAL UNDER AN OUTSTANDING LOAN AND AS COLLATERAL TO ENSURE THE PAYMENT OF THE REDEMPTION AMOUNT OF OUR DEBENTURES. IF WE SHOULD DEFAULT ON THE REPAYMENT OF THIS LOAN OR THE REDEMPTION PAYMENTS, THE LENDER OR THE FORMER DEBENTURE HOLDERS COULD FORECLOSE ON OUR ASSETS.

         On December 4, 2001 we entered into a private debt financing transaction under which the lender agreed to lend us up to $3 million. We have borrowed an aggregate of $ 2 million from this lender at March 31, 2002. We granted the lender a security interest in all of our assets. If we should default under the repayment provisions of the secured promissory note, the lender could seek to foreclose on our assets in an effort to seek repayment under the note. We also granted our former debenture holders a second position security interest in our assets to collateralize our payment of the redemption amount of $1,179,000. If we should default under the payment provisions of for the redemption of the debentures, the former debenture holders could likewise seek to foreclose on our assets. If either party was successful, we would be unable to conduct our business as it is presently conducted and our ability to generate revenues and fund our ongoing operations would be materially adversely affected.

IF WE ARE UNABLE TO MAINTAIN OUR NASDAQ LISTING THE LIQUIDITY OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY BE ADVERSELY AFFECTED.

         On May 9, 2002, we filed an application with The Nasdaq Stock Market to transfer the trading of our securities to the Nasdaq SmallCap Market from the Nasdaq National Market in response to a letter we received from Nasdaq on February 14, 2002 that granted us 90 days to comply with the $1.00 minimum bid price required to maintain listing on the Nasdaq National Market. This transfer application will be reviewed by Nasdaq and, if approved, we will be afforded a 180-calendar day Nasdaq SmallCap Market grace period with respect to Nasdaq's $1.00 minimum bid price requirement. We may also be eligible for an additional 180-calendar day grace period, provided we meet the initial listing criteria for the Nasdaq SmallCap Market. We believe that we meet the initial listing criteria for the Nasdaq SmallCap Market. While we believe that our application to transfer our securities to the Nasdaq SmallCap Market will be approved, if it is not approved it is likely our securities will be quoted on the OTC Bulletin Board. Because the OTC Bulletin Board is not considered an "exchange," if the trading price of our securities remains less than $5.00 per share, our common stock will be considered a "penny stock," and trading in our common stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY ADVERSELY AFFECT OUR STOCK PRICE AND PURCHASERS OF OUR SHARES OF COMMON STOCK MAY LOSE ALL OR A PORTION OF THEIR INVESTMENT.

         Historically, there has been volatility in the market price for our common stock. Our quarterly operating results, changes in general conditions in the economy, the financial markets or the marketing industry, or other developments affecting us or our competitors, could cause the market price of our common stock to fluctuate substantially. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors. Factors that may adversely affect our quarterly operating results include:

         - the announcement or introduction of new services and products by us and our competitors;

         - our ability to upgrade and develop our systems in a timely and effective manner;

         - our ability to retain existing clients and attract new clients at a steady rate, and maintain client satisfaction;

         - the level of use of the Internet and online services and the rate of market acceptance of the Internet and other online services for transacting business;

         - technical difficulties, system downtime, or Internet brownouts;

         - the amount and timing of operating costs and capital expenditures relating to expansion of our business and operations;

         -        government regulation; and

         - general economic conditions and economic conditions specific to the Internet and e-commerce.

         As a result of these factors, in one or more future quarters, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected. In addition, the stock market in general and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of those companies. These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

WE ARE DEPENDENT ON CONTRACTS, SOME OF WHICH ARE SHORT TERM. IF THESE CONTRACTS ARE TERMINATED, OUR RESULTS OF OPERATIONS WOULD BE MATERIALLY ADVERSELY AFFECTED.

         We are dependent upon contracts and distribution agreements with our strategic partners and clients including PR Newswire Corporation. Revenue from PR Newswire represented approximately 26% and 17% of our revenue from continuing operations for the years ended September 30, 2001 and 2000, respectively, and approximately 20% of our revenue from continuing operations for the six months ended March 31, 2002. These contracts are generally for terms ranging from one to two years, however, many of them permit our clients and partners to terminate their agreements with us on short term notice. Because of the significant nature of the revenues from these contracts to our consolidated results of operations, the termination of any of these contracts could have a material adverse effect on our business operations and prospects.

OUR MANAGEMENT MAY BE UNABLE TO EFFECTIVELY INTEGRATE OUR ACQUISITIONS AND TO MANAGE OUR GROWTH AND WE MAY BE UNABLE TO FULLY REALIZE ANY ANTICIPATED BENEFITS OF THESE ACQUISITIONS.

         Our business strategy includes growth through acquisition and internal development. We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies.

         We completed the acquisition of 51% of EDNET in June 1998 and the remaining 49% in July 2001, and in February 2002 we completed our acquisition of Media OnDemand, Inc. Acquired companies' histories, geographical locations, business models and business cultures can be different from ours in many respects. Our directors and senior management face a significant challenge in their efforts to integrate our businesses and the business of the acquired companies or assets, and to effectively manage our continued growth. There can be no assurance that our efforts to integrate the operations of any acquired assets or companies acquired in the future will be successful, that we can manage our growth or that the anticipated benefits of these proposed acquisitions will be fully realized. The dedication of management resources to these efforts may detract attention from our day-to-day business. There can be no assurance that there will not be substantial costs associated with these activities or of the success of our integration efforts, either of which could have a material adverse effect on our operating results.

THE EXERCISE OF OPTIONS AND WARRANTS WILL BE DILUTIVE TO OUR EXISTING STOCKHOLDERS.

         As of April 30, 2002 we had outstanding options and warrants to purchase a total of 16,406,333 shares of our common stock at prices ranging between $0.50 and $17.188 per share. We have included 1,003,758 shares of our common stock issuable upon exercise of these options and warrants in this prospectus which means that when the option or warrant is exercised, the holder may resell the common stock received on the exercise in the public market. The exercise of these warrants and options may materially adversely affect the market price of our common stock and will have a dilutive effect on our existing stockholders.

IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SHARES MAY DECREASE.

         It is possible that the selling security holders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR SHAREHOLDERS.

         Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our shareholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Florida Business Corporation Act also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested shareholders.

         In addition, our articles of incorporation authorize the issuance of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors, of which no shares are currently issued and outstanding. Our board of directors may, without shareholder approval, issue preferred stock with dividends, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock.

             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

         Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in or incorporated by reference into this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus or incorporated herein, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                                 USE OF PROCEEDS

         We will receive up to an additional $2,135,920 in gross proceeds from the exercise of outstanding options and warrants. We presently intend to use these proceeds for general working capital.

         The actual allocation of proceeds realized from the exercise of these securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding options or warrants will be exercised. Pending utilization of the proceeds as described above, the net proceeds of the offering will be deposited in interest bearing accounts or invested in money market instruments, government obligations, certificates of deposits or similar short-term investment grade interest bearing investments.

                           DESCRIPTION OF COMMON STOCK

         We are authorized to issue 75,000,000 shares of common stock, par value $.0001. 27,047,708 shares are issued and outstanding as May 15, 2002. The outstanding shares of common stock are fully paid and non-assessable. The holders of common stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of shareholders. Shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100% of the directors if they choose to do so and, in such event, the holders of the remaining shares so voting will not be able to elect any directors.

         Upon any liquidation, dissolution or winding-up, our assets, after the payment of our debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of our common stock. The holders of our common stock do not have preemptive or conversion rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares. The holders of our shares of common stock are entitled to share equally in dividends if, as and when declared by our board of directors, out of funds legally available therefor, subject to the priorities accorded any class of preferred stock which may be issued. Our consolidation or merger, or a sale, transfer or lease of all or substantially all of our assets, which does not involve distribution by us of cash or other property to the holders of our shares of common stock, will not be a liquidation, dissolution or winding up of Visual Data.

                            SELLING SECURITY HOLDERS

         We have included an aggregate of 7,773,898 shares of our common stock in this prospectus, which includes:

         * 1,568,000 shares of our common stock issued in December 2001 upon the conversion of the shares of preferred stock held by our shareholders of our subsidiary, The FirstNews.com, under the terms of such security in a private transaction exempt from registration under the Securities Act in reliance on
                  Section 4(2) of that act,

         * 1,000,000 shares of our common stock issued in connection with a December 2001 private debt financing transaction pursuant to the terms and conditions of a loan agreement, a secured promissory note in the principal amount of $3 million and a security agreement. The loan bears interest at approximately 12%, which was prepaid in with the issuance of 1,000,000 shares of common stock,

         * 1,230,400 shares of our common stock, issued in under a private placement we consummated in March 2002 under which we sold an aggregate of 1,103,000 shares of our common stock to nine accredited investors in a private placement exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 506 of Regulation D resulting in gross proceeds to us of $550,000. Hornblower & Weeks acted as placement agent for us in this transaction and we issued it 127,400 shares of our common stock as compensation for their services. No general solicitation or advertising was used in connection with this offering and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption,

         * 103,758 shares of our common stock underlying options and warrants with exercise prices ranging from $1.00 to $12.50 per share issued in exchange for outstanding options and warrants of EDNET. We issued these options and warrants following our the completion of our acquisition of EDNET in 2001,

         * 200,000 shares of our common stock issuable upon the exercise of a warrant with an exercise price of $0.50 per share issued as additional consideration to the debenture holders in connection with the conversion of our 6% debentures,

         * 1,145,407 shares of our common stock which were issued in settlement of obligations of MediaOnDemand.com, Inc. at the time of our acquisition of that company, and for other obligations we have incurred,

         * 1,038,333 shares of our common stock, including 410,000 shares issuable upon the exercise of options and warrants at exercise prices ranging from $1.00 to $2.50 per share, issued by us as compensation to consultants and advisors who have performed services to us,

         * 700,000 shares of our common stock, including 200,000 shares underlying an option exercisable at $1.00 per share, issued in connection with our acquisition of interests in OnStream Media Corporation and Golf Society International, Inc.,

         * 690,000 shares of our common stock, including 90,000 shares of our common stock issuable upon the exercise of a warrant at $1.00 per share and 600,000 shares of our common stock issued on the conversion of preferred stock. The preferred stock and warrant were sold by us in December 2001 to an accredited investor in a private transaction exempt from registration under the Securities Act in reliance on Section 4(2) of the act. We received gross proceeds of $300,000 from this transaction, no placement or selling agent was involved, no general solicitation or advertising was used in connection with this offering and the certificates evidencing the shares and the warrant that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption, and

         * 98,000 shares of our common stock issued in connection with our acquisition of MediaOnDemand.com, Inc.

         This prospectus relates to periodic offers and sales of up to 7,773,898 shares of common stock by the selling security holders listed and described below and their pledgees, donees and other successors in interest. The following table sets forth

         o        the name of each selling security holder,
         o        the number of shares owned, and
         o the number of shares being registered for resale by each selling security holder.

         We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. All of the shares being registered for resale under this prospectus for the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares being offered hereby that will be held by the selling security holders upon termination of any offering made hereby. We have, therefore, for the purposes of the following table assumed that the selling security holders will, if applicable, exercise the options described below, and sell all of the shares owned by them which are being offered hereby, but will not sell any other shares of our common stock that they presently own. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each selling security holder is based upon the information contained in a record list of our shareholders.



                                                                                                         Shares to      Percentage
                                                Number         Percentage           Shares               be owned         owned
                                               of shares      owned before           to be                after           after
Name of selling security holder                  owned          offering            offered              offering        offering
-------------------------------                ---------      ------------         ---------             ---------      ----------
Russell Armstrong (1)                             37,500            *                 37,500                    0             --
All Mobile Video, Inc.(2)                          3,000            *                  3,000                    0             --
Jon Buttles (31)                                   1,875            *                  1,875                    0             --
Baptist Community Services, Inc.(3)              157,000            *                152,000                5,000              *
Masood Bhatti                                     32,000            *                 32,000                    0             --
Bryan Bumsted                                      5,000            *                  5,000                    0             --
Coral Investments(4)                             125,000            *                 25,000              100,000              *
CLR Associates(5)                                 92,000            *                 25,000               67,000              *
The Company Car(6)                                 2,353            *                  2,353                    0             --
Bill Ciosek                                      101,000            *                101,000                    0             --
Ella Chesnutt                                     30,000            *                 30,000                    0             --
David Chestler(7)                                166,766            *                 16,766              150,000              *
Frederick DeLuca(8)                            1,800,000          6.7%             1,000,000              800,000            3.0%
Dr. H.C. Donnerstag                               64,000            *                 64,000                    0             --
Eric Ellenhorn(9)                                 35,000            *                 25,000               10,000              *


Zachary Ellenhorn Trust(9)                        11,250            *                 11,250                    0             --
Zoe Ellenhorn Trust(9)                            11,250            *                 11,250                    0             --
Element Technologies, Inc.(10)                     2,435            *                  2,435                    0             --
Double Eagle Advisory(11)                        300,000          1.1                100,000              200,000             --
Fred Florio(12)                                  100,000            *                100,000                    0             --
Scott Farb(43)                                   130,000            *                 30,000              100,000             --
Amy Fisher                                         6,555            *                  6,555                    0             --
Diane Golightly(13)                               25,000            *                 25,000                    0             --
Neil Berman                                      300,000          1.1%               300,000                    0             --
T.H. Holloway(14)                                106,063            *                 92,000               14,063              *
Martin Hodas(37)                                 330,000          1.2%               330,000                    0             --
Adrian Hyde                                      200,000            *                200,000                    0             --
H.B. Stage and Screen Inc.(15)                     3,075            *                  3,075                    0             --
Itochu Technology, Inc.(16)                       90,000            *                 90,000                    0             --
Charles Johnston(17)                             890,000          3.3%               890,000                    0             --
Neil Jones                                       309,000          1.1%               304,000                5,000              *
Eric Jacobs(18)                                  531,989          1.9%                20,510              511,479            1.9%
J&C Resources(19)                                510,000          1.9%               320,000              190,000              *
JRJ Capital LLC(42)                               20,000            *                 20,000                    0              *
Tom Kobayashi(20)                                163,246            *                100,000               63,246              *
Lantana Center(21)                                 5,000            *                  5,000                    0             --
Matt McGovern(31)                                  1,875            *                  1,875                    0             --
Angela McCleer(31)                                   750            *                    750                    0             --
Howard Muchnick                                   64,000            *                 64,000                    0             --
Simone Mencaglia(44)                             242,000            *                192,000               50,000             --
Newbridge Securities Corp.(22)                   600,000          2.2%               350,000              250,000             --
Irawan Onggara (23)                               34,900            *                 34,900                    0             --
Simon Ostrowiecki                                 82,750            *                 64,000               18,750              *
OnStream Media Corporation(24)                   400,000          1.5%              400,000                     0             --
Official Offset Printing
 Corporation(25)                                   3,923            *                  3,923                    0             --
Gary Perrine and Rebecca Perrine                 128,000            *                128,000                    0             --
Planetary Networks(26)                             3,620            *                  3,620                    0             --
Metrovision Production Services(27)               12,308            *                 12,308                    0             --
Rhodes Group(28)                                     400            *                    400                    0             --
Joseph Rotenberg                                 124,000            *                124,000                    0             --
Hart Rotenberg                                   124,000            *                124,000                    0             --
John Rooney                                       57,500            *                 47,500               10,000              *
Reel Communications(29)                            1,697            *                  1,697                    0             --
SBI E2-Capital USA Ltd.(31)                        7,500            *                  7,500                    0             --
Shelly Singhal(31)                                 3,000            *                  3,000                    0             --
Singh Funds(32)                                  242,000            *                192,000               50,000             --
Socrates Skiadas                                 102,750            *                 64,000               38,750              *
C. Leng Smith                                     52,000            *                 32,000               20,000              *
StorNet, Inc.(33)                                    960            *                    960                    0             --
Len Spilka                                        10,829            *                 10,829                    0             --
Charles Xue(34)                                   30,000            *                 30,000                    0             --
Hornblower & Weeks(35)                           427,400          1.1%               227,400              200,000             --
Thornhill Investments Ltd.(36)                       639            *                    639                    0             --
Frederick Weil                                     2,376            *                  2,376                    0             --
Winston & Strawn(45)                             415,000          1.5%               415,000                    0             --


Persaud & Decker(38)                             120,000            *                120,000                    0             --
National Securities Corporation                  100,000            *                100,000                    0             --
Ion Zaydelman(40)                                    319            *                    319                    0             --
Atlas Pearlman, P.A.(41)                         300,000          1.1                300,000                    0             --
Halifax Fund, LP(30)                             936,695          3.4%               100,000              836,695            3.1%
Palladin Opportunity
 Fund, LLC(39)                                   857,450          3.2%               100,000              757,450            2.8%
Morgenthau Holdings, LLC                          33,333            *                 33,333                    0             --
                                                                                   ---------
     Total                                                                         7,773,898
                                                                                   =========


*        represents less than 1%

(1) Includes shares issuable upon the exercise of a warrant expiring in September 2002 to purchase 37,500 shares of our common stock at $12.50 per share. The warrant was issued to Mr. Armstrong in conjunction with our acquisition of EDNET in exchange for an outstanding EDNET warrant.

(2)      Mr. Anton Duke is the control person of All Mobile Video, Inc.

(3) Mr. TH Holloway is the control person of Baptist Community Services, Inc. Excludes shares owned by Mr. Holloway individually.

(4) Shares owned includes 100,000 shares of common stock issuable upon the exercise of warrants at exercise prices ranging from $2.50 to $4.00 per share. Shares offered includes shares issuable upon the exercise of a warrant expiring in October 2002 to purchase 25,000 shares of our common stock at $2.50 per share. The option was granted as compensation for consulting services being rendered to us. Ms. Susan Ribman is the control person of Coral Investments.

(5) Shares owned includes 67,000 shares of common stock issuable upon the exercise of warrants at an exercise price of $2.125 per share. Shares offered includes shares issuable upon the exercise of a warrant expiring in September 2003 to purchase 25,000 shares of our common stock at $2.125 per share. The option was granted as compensation for consulting services being rendered to us. Mr. Burt Rhodes is the control person of CLR Associates.

(6)      Mr. Natan Atzbi is the control person of The Company Car.

(7) Shares owned includes 150,000 shares of common stock issuable upon the exercise of options at exercise prices ranging from $1.00 to $2.125 per share. Shares offered Mr. Chestler was employed by us from October 1997 to December 2001.

(8) On December 4, 2001 we entered into a private debt financing transaction with Mr. DeLuca who is an accredited investor pursuant to the terms and conditions of a Loan Agreement, a Secured Promissory Note in the principal amount of $3 million and a Security Agreement. The loan bears interest at approximately 12%, which was prepaid in January 2002 with the issuance of 1,000,000 shares of common stock.

(9) Mr. Ellenhorn is trustee of both the Zachary Ellenhorn Trust and the Zoe Ellenhorn Trust.

(10)     Mr. Matt Roth is the control person of Element Technologies, Inc.

(11) Shares owned includes 200,000 shares of common stock issuable upon the exercise of a warrant at an exercise price of $2.75 per share. Shares offered includes shares issuable upon the exercise of a option expiring in April 2005 to purchase 100,000 shares of our common stock at $1.00 per share. This option was issued to Double Eagle Advisory as compensation for consulting services being rendered to us. Mr. Ronald Ameerali is the control person of Double Eagle Advisory.

(12) Includes shares issuable upon the exercise of a warrant expiring in December 2004 to purchase 100,000 shares of our common stock at $1.00 per share. This warrant was issued to Mr. Florio by us as compensation for consulting services being rendered to us.

(13) Includes shares issuable upon the exercise of a warrant expiring in September 2002 to purchase 25,000 shares of our common stock at $12.50 per share. The warrant was issued to Ms. Golightly in conjunction with our acquisition of EDNET in exchange for an outstanding EDNET warrant.

(14) The number of shares owned includes 157,000 shares of our common stock held of record by Baptist Community Services, Inc. and the number of shares to be offered includes 152,000 shares held of record by Baptist Community Services, Inc. Mr. Holloway is the control person of Baptist Community Services, Inc.

(15)     Mr. Joseph Bondulich is the control person of H.B. Stage and Screen,
         Inc.

(16) Itochu Corp., a Japanese publicly-held company, is the control person of Itochu Technology, Inc.

(17) The number of shares beneficially owned and shares to be offered includes 410,000 shares held of record by J&C Resources of which Mr. Johnston is the control person, and includes shares issuable upon the exercise of a warrant expiring in October 2004 to purchase 90,000 shares of our common stock at $1.00 per share. This warrant issued by us in connection with a private placement of our securities in which Mr. Johnston invested.

(18) Shares owned includes 450,000 shares of common stock issuable upon the exercise of options at exercise prices ranging from $0.75 to $2.125 per share. Mr. Jacobs is a member of our board of directors and serves as our secretary. We issued the 20,510 shares of our common stock to him as interest on loans made to us.

(19) Shares owned includes 100,000 shares of common stock issuable upon the exercise of a warrant at an exercise price of $2.28 per share. Mr. Charles Johnston is the control person of J&C Resources. Excludes shares owned by Mr. Johnston individually.

(20) Shares owned includes 22,000 shares of common stock issuable upon the exercise of options at exercise prices ranging from $1.00 to $10.00 per share. We issued 100,000 shares of our common stock to Mr. Kobayashi as compensation for consulting services he is rendering to us. Mr. Kobyashi served as CEO of EDNET from June 1992 to June 2000.

(21) Includes shares issuable upon the exercise of a warrant expiring in April 2003 to purchase 5,000 shares of our common stock at $1.00 per share. This warrant was issued in conjunction with our acquisition of EDNET in exchange for an outstanding EDNET warrant. Mr. Alex Winintski is the control person of Lantana Center.

(22) Number of Shares Owned includes shares issuable upon the exercise of a warrant to purchase an aggregate of 250,000 shares of common stock at exercise prices ranging from $1.00 to $3.00 per shares. The 350,000 shares of our common stock were issued to Newbridge Securities Corp. as compensation for investment banking services this broker-dealer is rendering to us.

(23) Includes shares issuable upon the exercise of a warrant expiring in September 2002 to purchase 34,900 shares of our common stock at $12.50 per share. The warrant was issued to Mr. Onggara in conjunction with our acquisition of EDNET in exchange for an outstanding EDNET warrant.

(24) Includes shares issuable upon the exercise of an option expiring in April 2005 to purchase 200,000 shares of our common stock at $1.00 per share. We issued these securities to OnStream Media Corporation as consideration for an aggregate of 4,000,000 shares of its common stock owned by us, which represents approximately 20% of its currently issued and outstanding capital stock. OnStream Media Corporation is a development stage media asset management company. Messrs. Clifford Friedland and David Glassman are the control persons of OnStream Media Corporation. Messrs. Randy S. Selman and Alan Saperstein, executive officers and directors of our company, are members of the board of directors of OnStream Media Corporation.

(25) Mr. Benjamin Paulino is the control person of Official Offset Printing Corporation.

(26)     Mr. Ken McKinnon is the control person of Planetary Networks.

(27)     Mr. James McGillion is the control person of Metrovision Production
         Services.

(28) Includes shares issuable upon the exercise of a warrant expiring in April 2003 to purchase 400 shares of our common stock at $1.00 per share. This warrant was issued in conjunction with our acquisition of EDNET in exchange for an outstanding EDNET warrant. Mr. James MacPherson, Jr. is the control person of Rhodes Group.

(29)     Mr. Gary Russo is the control person of Reel Communications.

(30) Shares owned includes 236,144 shares of common stock issuable upon the exercise of warrants at exercise prices ranging from $0.50 to $1.955 per share. Shares offered includes shares issuable upon the exercise of a warrant expiring in March 2005 to purchase 100,000 shares of our common stock at $0.50 per share. Mr. Jeffrey Devers is the control person of Halifax Fund, L.P.

(31) We issued SBI E-2 Capital USA Ltd. an aggregate of 15,000 shares of our common stock as compensation for services rendered to us. This firm subsequently transferred an aggregate of 7,500 of those shares to Messrs. Buttles and McGovern, Ms. Singhal and McCleer, its employees. Softbank Investment Corp. is the control person of SBI E-2 Capital USA Ltd.

(32) Shares owned includes 50,000 shares of common stock issuable upon the exercise of a warrant at an exercise price of $2.28 per share. Mr. Satbir Singh is the control person of Singh Funds.

(33)     Michael Phelan is the control person of StorNet, Inc.

(34) Includes shares issuable upon the exercise of an option expiring in October 2002 to purchase 30,000 shares of our common stock at $2.50 per share. We issued the option to Mr. Xue as compensation for consulting services being rendered to us.

(35) Shares owned includes 100,000 shares of common stock issuable upon the exercise of a warrant at an exercise price of $1.75 per share. Shares offered includes shares issuable upon the exercise of an option expiring in April 2005 to purchase 100,000 shares of our common stock at $1.00 per share. We issued the option to Hornblower & Weeks as compensation for consulting services being rendered to us.

(36) Includes shares issuable upon the exercise of a warrant expiring in July 2003 to purchase 639 shares of our common stock at $2.50 per share. The warrant was issued in conjunction with our acquisition of EDNET in exchange for an outstanding EDNET warrant. Ms. Regina Rekiter is the control person of Thornhill Investments, Ltd.

(37) Includes shares issuable upon the exercise of an option expiring in March 2005 to purchase 30,000 shares of our common stock at $1.00 per share. The option was issued as compensation for consulting services being rendered to us by Mr. Hodas.

(38)     Mr. Michael Decker is the control person of Persaud & Decker.

(39) Shares owned includes 236,145 shares of common stock issuable upon the exercise of warrants at exercise prices ranging from $2.50 to $4.00 per share. Shares offered Includes shares issuable upon the exercise of a warrant expiring in March 2005 to purchase 100,000 shares of our common stock at $0.70 per share. Mr. Jeffrey Devers is the control person of Palladin Opportunity Fund, L.L.C.

(40) Includes shares issuable upon the exercise of a warrant expiring in July 2003 to purchase 319 shares of our common stock at $2.50 per share. The warrant was issued in conjunction with our acquisition of EDNET in exchange for an outstanding EDNET warrant.

(41)     Charles B. Pearlman, Esq. is a control person of Atlas Pearlman, P.A.

(42)     Evan Klein is the control person for JRJ Capital LLC.

(43) Shares owned includes 100,000 shares of common stock issuable upon the exercise of an option at an exercise price of $2.00 per share.

(44) Shares owned includes 50,000 shares of common stock issuable upon the exercise of an option at an exercise price of $2.28 per share.

(45)     Robert E. Bostrom is a control person of Winston & Strawn.

         None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section. Each of Newbridge Securities, SBI E-2 Capital USA, Ltd., Hornblower & Weeks, Mr. Eric Ellenhorn, Mr. John Rooney, National Securities Corporation, Halifax Fund, L.P., Palladin Opportunity Fund, LLC and Morgenthau Holdings, LLC. are either registered broker-dealers or affiliates of registered broker-dealers. Each of Halifax Fund, L.P. and Palladin Opportunity Fund, LLC, which had previously purchased convertible debentures from us, received the securities as additional compensation for the conversion of those debentures. Each of the remaining individuals and firms received the securities as compensation for investment advisory or other financial or business related services rendered to us in the ordinary course of their business. To our knowledge none of these firms or individuals have any arrangement with any person to participate in the distribution of such securities.

         We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

                              PLAN OF DISTRIBUTION

         The shares offered hereby by the selling security holders may be sold from time to time by the selling security holders, or by pledgees, donees, transferees or other successors in interest. These sales may be made on one or more exchanges or in the over-the-counter market including the Nasdaq Stock Market of The Nasdaq Stock Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following methods, including, without limitation:

         - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer as principal and resale by a broker or dealer for its account under this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - face-to-face or other direct transactions between the selling security holders and purchasers without a broker-dealer or other intermediary; and

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate in the resales. Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling security holders in amounts to be negotiated in connection with the sale. The selling security holders and these broker-dealers and agents and any other participating broker-dealers, or agents may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with the sales. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 might be sold under Rule 144 rather than under this prospectus.

          In connection with distributions of the shares or otherwise, the selling security holders may enter into hedging transactions with broker-dealers. In connection with the transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling security holders. The selling security holders may also sell shares short and deliver the shares to close out the positions. The selling security holders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell under this prospectus. The selling security holders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares under this prospectus.

         Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

         We have advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with an at the market offering such as this offering. All of the foregoing may affect the marketability of our common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form S-3. This prospectus is part of the registration statement. It does not contain all of the information set forth in the registration statement. For further information about Visual Data and its common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. Where a contract or other document is an exhibit to the registration statement, each of you should review the provisions of the exhibit to which reference is made. You may obtain these exhibits from the SEC as discussed below.

         We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., and at its offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC's web site at www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed.

         - our annual report on Form 10-KSB for the fiscal year ended September 30, 2001,

         - our current reports on Form 8-K filed on February 5, 2002, February 12, 2002 and March 28, 2002,

         - our quarterly reports on Form 10-QSB for the periods ended December 31, 2001 and March 31, 2002, and

         - our proxy statement filed on March 8, 2002 for our annual meeting of shareholders held on April 11, 2002.

         You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

         Corporate Secretary
         Visual Data Corporation
         1291 SW 29 Avenue
         Pompano Beach, Florida 33069
         954-917-6655

                                  LEGAL MATTERS

         The validity of the issuance of the securities offered hereby will be passed upon for us by Atlas Pearlman, P.A., Fort Lauderdale, Florida. Atlas Pearlman, P.A. is offering 300,000 shares of our common stock under this prospectus.

                                     EXPERTS

         The consolidated financial statements of Visual Data Corporation and subsidiaries as of and for the years ended September 30, 2001 and 2000 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

         The consolidated financial statements of MediaOnDemand.com, Inc. as of and for the years ended December 31, 2001 and 2000 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

                                7,773,898 Shares

                             VISUAL DATA CORPORATION

                                  Common Stock

                            _________________ , 2002

                                     PART II

 INFORMATION NOT REQUIRED IN PROSPECTUS INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.*

Registration Fees - Securities and Exchange Commission              $   290*
Listing of Additional Shares - The Nasdaq Stock Market               22,500*
Cost of Printing                                                     10,000*
Legal Fees and Expenses                                              15,000*
Accounting Fees and Expenses                                         10,000*
Blue Sky Fees and Expenses                                            1,000*
Miscellaneous                                                         1,210*
                                                                    -------
         Total                                                      $60,000*
                                                                    =======

*Estimated

Item 15. Indemnification of Directors and Officers.

         The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of a Florida corporation. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by the Florida Business Corporation Act any person whom we may indemnify under the act.

         The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies including injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for:

         - violations of criminal laws, unless the director has reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe his conduct was unlawful,

         -        deriving an improper personal benefit from a transaction,

         -        voting for or assenting to an unlawful distribution, and

         - willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         The statute does not affect a director's responsibilities under any other law, including federal securities laws.

         The effect of Florida law, our articles of incorporation and our bylaws is to require us to indemnify our officers and directors for any claim arising against those persons in their official capacities if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         To the extent indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is unenforceable.

Item 16.  Exhibits and Consolidated Financial Statement Schedules.

Exhibit No.    Description
-----------    -----------

3.1            Articles of Amendment to the Articles of Incorporation
4.1            Specimen Common Stock Certificate(1)
4.2            Form of Common Stock Purchase Warrant(2)
4.3            Form of Option to Purchase Common Stock (2)
4.4            Common Stock Purchase Warrant issued to Frederick A. DeLuca (3)
5              Opinion of Atlas Pearlman, P.A.
10.1           Loan Agreement by and between Visual Data Corporation and
               Frederick A. DeLuca (3)
10.2           Agreement of Modification with Mr. DeLuca
10.3           Financial Advisory and Consulting Agreement with National
               Securities Corporation
10.4           Business Advisory Agreement with Newbridge Securities Corporation
23.1           Consent of Arthur Andersen LLP

-------------

(1) Incorporated by reference to the registrant's Registration Statement on Form SB-2, Registration No. 333-18819, as amended and declared effective by the SEC on July 30, 1997.

(2) Incorporated by reference to the registrant' s Registration Statement on Form S-3, Registration No. 333-63792, as declared effective by the SEC on July 2, 2001.

Item 17.  Undertakings.

         Visual Data will:

         1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  i. Include any prospectus required by section 10(a)(3) of the Securities Act;

                  ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  iii. Include any additional or changed material information on the plan of distribution.

         2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

         3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pompano Beach and the State of Florida, on the day of May 24th, 2002.

                                       VISUAL DATA CORPORATION


                                       By: /s/ Randy s. Selman
                                           -------------------------------------
                                           Randy S. Selman
                                           Chairman of the Board,
                                           Chief Executive Officer and President

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randy S. Selman as his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendment or post-effective amendment to this Registration Statement on Form S-3 or abbreviated registration statement (including, without limitation, any additional registration filed pursuant to Rule 462 under the Securities Act of 1933) with respect hereto and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                                  Title                                 Date
         ---------                                  -----                                 ----


/s/ Randy S. Selman                           President, Chief Executive               May 24, 2002
----------------------------------------      and Chairman of the Board
Randy S. Selman



/s/ Gail Babitt                               Chief Financial Officer and              May 24, 2002
----------------------------------------      Principal Accounting Officer
Gail Babitt





/s/ Alan Saperstein                           Executive Vice President                 May 24, 2002
----------------------------------------      and Director
Alan Saperstein



/s/ Benjamin Swirsky                          Director                                 May 24, 2002
----------------------------------------
Benjamin Swirsky



/s/ Brian K. Service                          Director                                 May 24, 2002
----------------------------------------
Brian K. Service



/s/ Eric Jacobs                               Secretary and Director                   May 24, 2002
----------------------------------------
Eric Jacobs



/s/ Robert T. Wussler                         Director                                 May 24, 2002
----------------------------------------
Robert T. Wussler



                             VISUAL DATA CORPORATION
                       REGISTRATION STATEMENT ON FORM S-3

                                    EXHIBITS

Exhibit No.   Description
-----------   -----------

3.1           Articles of Amendment to the Articles of Incorporation

5             Opinion of Atlas Pearlman, P.A.

10.2          Agreement of Modification with Mr. DeLuca

10.3 Financial Advisory and Consulting Agreement with National Securities Corporation

10.4          Business Advisory Agreement with Newbridge Securities Corporation

23.1          Consent of Arthur Andersen LLP